Exhibit 99.1

NEWS RELEASE

For Immediate Release

Contact:	Laura S. Choi Investor Relations Phone: 609-430-2880, x2216	Jean Mantuano Corporate Communications (media) Phone: 609-430-2880, x2221

Medarex Announces Changes in Terms of
2.25% Convertible Senior Notes Consent Solicitations

Princeton, N.J.; October 2, 2006 — Medarex, Inc. (Nasdaq: MEDX) announced today that it is amending the terms of its previously announced consent solicitation (the “Consent Solicitation”) from the holders of record on September 21, 2006 of its 2.25% Convertible Senior Notes in the aggregate principal amount of $150 million due May 15, 2011 (the “Notes”), pursuant to a Supplement to its Consent Solicitation Statement, dated October 2, 2006 (the “Supplement”).

The Consent Solicitation, as amended by the terms of the Supplement, seeks amendments of certain reporting requirements in the indenture governing the Notes and a waiver of all defaults and events of default related to such reporting requirements, and includes the additional changes and terms described below:

Consent Payments

Medarex will not make any consent payments in the Consent Solicitation, regardless of whether Medarex files any reports with the SEC on or prior to the close of business on October 24, 2006.

Optional Redemption

Medarex will no longer have the right to redeem the Notes prior to May 15, 2010.  At any time on or after May 15, 2010 and until May 14, 2011, Medarex will have the right to redeem the Notes in cash, in whole or in part, but only if the closing sale price of its common stock for at least 20 of the 30 consecutive trading days immediately prior to the day Medarex gives notice of redemption is greater than 150% of the applicable conversion price on the date of the notice. The cash redemption price for the period from May 15, 2010 to May 14, 2011 will equal 100.3% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest, if any, to, but not including, the date of redemption.

Except as announced in this press release and as more fully described in the Supplement, all other aspects of the Consent Solicitation remain unchanged from the terms described in the Consent Solicitation Statement, dated September 22, 2006 (the “Consent Solicitation Statement”).

This announcement is not an offer to purchase or sell, a solicitation of an offer to purchase or sell or a solicitation of consents with respect to any securities. The Consent Solicitation is being made solely pursuant to the Consent Solicitation Statement, as amended by the Supplement.

Additional information concerning the terms and conditions of the consent solicitation and copies of the Consent Solicitation Statement, the Supplement  and related documents may be obtained directly from Global Bondholder Services Corporation by telephone at 866-873-6300 (toll free) or 212-430-3774 (banks and brokers), or in writing at 65 Broadway, Suite 723, New

York, New York 10006, Attention: Corporate Actions.  Questions regarding the solicitation of consents may be directed to Goldman, Sachs & Co. at 800-828-3182 (toll free) or 212-902-9077 (collect), Attention: Credit Liability Management Group.

About Medarex

Medarex is a biopharmaceutical company focused on the discovery, development and potential commercialization of fully human antibody-based therapeutics to treat life-threatening and debilitating diseases, including cancer, inflammation, autoimmune disorders and infectious diseases. Medarex applies its UltiMAb® technology and product development and clinical manufacturing experience to generate, support and potentially commercialize a broad range of fully human antibody product candidates for itself and its partners. Thirty-three of these therapeutic product candidates derived from Medarex technology are in human clinical testing or have had INDs submitted for such trials, with six of the most advanced product candidates currently in Phase III clinical trials. Medarex is committed to building value by developing a diverse pipeline of antibody products to address the world’s unmet healthcare needs. For more information about Medarex, visit its website at www.medarex.com.

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